AMENDMENT NO. 3

TO

SUPPLEMENTAL PAYMENT AGREEMENT

WHEREAS, Pacific Life & Annuity Company (“Company”) and J. P. Morgan Investment Management Inc. (“JPMIM”), have entered into a Supplemental Payment Agreement dated August 1, 2005 as amended January 1, 2010, and December 17, 2014, (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement to replace Appendix A of the Agreement.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.        Appendix A is deleted in its entirety and replaced with Appendix A attached hereto.

Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of May 1, 2015.

PACIFIC LIFE & ANNUITY COMPANY	J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Anthony J. Dufault	By: /s/ Robert L. Young

Name: Anthony J. Dufault	Name: Robert L. Young

Title: Assistant Vice President	Title: Managing Director

Date: 7-14-15	Date: 7-17-15

Attest: /s/ Brandon J. Cage

Brandon J. Cage, Assistant Secretary

Appendix A

Portfolios of the Trust

JPMorgan Insurance Trust Core Bond Portfolio

JPMorgan Insurance Trust U.S. Equity Portfolio

JP Morgan Insurance Trust Mid Cap Value Portfolio

JPMorgan Insurance Trust Income Builder Portfolio

JPMorgan Insurance Trust Global Allocation Portfolio

Servicing Fees

For each Portfolio: basis points (%) of the average daily net assets of Shares of the Portfolio held by Separate Accounts for the Variable Contracts’ owners.

Variable Contracts:

All Variable Contracts funded by the Separate Accounts that utilize any Trust Portfolio.